Exhibit 99.2

Investor and Media Contact: Richard E. Koch

(203) 750-3254

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

Todd A. Slater Elected As Vice President And Controller

Clayton, MO, May 4, 2005 --Todd A. Slater (41) has been elected to the position of Vice President and Controller, Olin Corporation, effective in late May.

Since April 2004, Mr. Slater has been Olin's Operations Controller. In January 2003, he was appointed Vice President, Financial Officer, Olin's Metals Group, following the acquisition of Chase Industries, Inc., by Olin. At the time of the acquisition, he was Chief Financial Officer, Vice President and Corporate Secretary for Chase. He joined Chase in 1992 as Controller. Prior to joining Chase, he worked for Price Waterhouse as a Senior Auditor.

Todd graduated from Hillsdale College with a B.S. degree in Mathematics and Accounting. He is a Certified Public Accountant.

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

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